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Datascope Corp.
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     The following press release was issued by Datascope Corp. on November 8, 2007.

Datascope Responds to Spurious Claims From Ramius
MONTVALE, N.J., Nov 8, 2007 — Datascope Corp. (Nasdaq:DSCP) today responded to the letter from Ramius Capital. James J. Loughlin, the Chairman of the Audit Committee, stated:
“Ramius Capital has distorted the facts and findings of the Audit Committee’s investigation in an effort to advance its agenda of seeking election of its hand-picked nominees to the Datascope Board. The facts, which have been fully disclosed in the Company’s filings with Securities and Exchange Commission (SEC), are clear. The Audit Committee took immediate action to investigate anonymous allegations it received.
“The Audit Committee conducted a thorough investigation selecting its own independent counsel and forensic accountants neither of whom had any material prior relationship with the Company. The Audit Committee concluded there was no evidence to support the allegations or evidence of wrongdoing on the part of the Chairman, members of his family, or the senior executive against whom anonymous allegations were made. The matter was also reviewed by the staff of the SEC, which did not recommend any action by the SEC. Contrary to Ramius’ baseless accusations, we are confident that the Board’s actions demonstrate good corporate governance and support for the best interests of all Datascope’s shareholders.”
The Company noted that three of the five executive departures referenced in Ramius’ letter had no connection whatsoever with the allegations and each of the three executives fully supports the Company. Furthermore, Datascope’s senior management team comprises a group of eight corporate officers with an average tenure of 13 years, excluding the CEO and founder, contrary to Ramius’ charges about senior management turnover.
Larry Saper, Chairman and CEO of Datascope, said, “We see Ramius as nothing more than a short-sighted hedge fund that did not own any stock in Datascope until three months ago. We believe Ramius is attempting to distract shareholders. Datascope has a sound strategic plan to drive sustainable and profitable growth. On the other hand, Ramius offers only spurious and unfounded claims and offers no plan or vision to benefit the Company and its shareholders. We are committed to executing our strategic growth plan and creating greater value for all Datascope shareholders.”
The Company urges all its stockholders to re-elect its directors at the upcoming Annual Meeting of Shareholders currently scheduled for Thursday, December 20, 2007 by voting promptly on the BLUE proxy by telephone, internet or mail. If shareholders have any questions or need assistance in voting they should contact MacKenzie Partners, Inc. at 800-322-2885 or by email at dscpproxy@mackenziepartners.com.
This solicitation is being made by the Board of Directors of Datascope Corp. Information regarding the Board as participants in the solicitation is contained in the Definitive Proxy Statement of Datascope Corp. on file with the SEC. Such proxy statement may be obtained without charge from the SEC’s website at www.sec.gov and has been distributed to shareholders on or about November 5, 2007. We urge you to read the proxy statement in full because it contains important information. Requests for copies should be directed to Datascope Corp.’s proxy solicitor, MacKenzie Partners, Inc. at 800-322-2885 or dscpproxy@mackenziepartners.com.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, http://www.datascope.com.
The Datascope Corp. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3953

          Joele Frank, Wilkinson Brimmer Katcher
          Matthew Sherman
          Michael Cuneo
          (212) 355-4449
          MacKenzie Partners, Inc.
          Dan Burch
          Larry Dennedy
          (212) 929-5500